Exhibit 99.1

ARMSTRONG FLOORING REPORTS THIRD QUARTER 2016 RESULTS

- Reports Diluted EPS of $0.29 and Adjusted Diluted EPS1 of $0.39 -

- Net Income of $8.3 Million; Adjusted EBITDA1 Increases 25% to $30.4 Million -

Lancaster, PA, November 10, 2016. Armstrong Flooring, Inc. (NYSE: AFI) (“Armstrong Flooring” or the “Company”), North America’s largest producer of resilient and wood flooring products, today reported financial results for the quarter ended September 30, 2016.

“Our operational enhancements were evident during the quarter with adjusted EBITDA growth of 25% to $30.4 million and adjusted EBITDA margin of 9.7%,” said Don Maier, Chief Executive Officer. “We are steadily strengthening our balance sheet position and generating meaningful cash flow to deliver positive free cash flow for 2016. Our Luxury Vinyl Tile (“LVT”) business continued to outpace the broader market with double digit growth, particularly in residential end markets. That said, overall end markets were soft, creating heightened competitive dynamics and pricing pressure. Amid that backdrop, we are encouraged by our ability to deliver another quarter of adjusted EBITDA gains which reflects dedicated efforts to build value through our strategic priorities to achieve our medium term goals.”

Third Quarter of 2016 Compared with Third Quarter of 2015

(Dollars in millions except per share data)	Three Months Ended September 30,
	2016	2015	Change
Net sales	$313.4	$322.6	(2.9%)
Operating income	$14.1	$11.6	21.9%
Net income	$8.3	$8.9	(6.5%)
Diluted earnings per share	$0.29	$0.32	(9.4%)
Adjusted net sales[1]	$313.5	$321.6	(2.5%)
Adjusted EBITDA[1]	$30.4	$24.3	25.4%
Adjusted EBITDA margin	9.7%	7.5%	220	bps
Adjusted net income[1]	$11.2	$10.7	4.5%
Adjusted diluted earnings per share[1]	$0.39	$0.39	2.2%

In the third quarter of 2016, net sales were $313.4 million compared to $322.6 million in the third quarter of 2015, mainly reflecting lower Wood segment net sales.

Net income was $8.3 million, or $0.29 per diluted share, as compared to $8.9 million, or $0.32 per diluted share, in the prior year quarter. Net income in the third quarter 2016 included one-time severance expenses of $1.7 million while net income in the third quarter 2015 included a gain on disposal of

[1]	Adjusted net sales, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per share are non-GAAP measures reconciled in the supplemental tables below discontinued operations of $1.1 million. Adjusted net income was $11.2 million, or $0.39 per diluted share, as compared to $10.7 million, or $0.39 per diluted share in the prior year quarter. The increase in adjusted net income primarily reflected better operating results in 2016.

Adjusted EBITDA grew to $30.4 million compared to $24.3 million in the prior year quarter. Adjusted EBITDA margin expanded to 9.7% from 7.5% for the comparable prior year period, largely due to lower manufacturing and input costs as well as lower SG&A spending.

Resilient Flooring Segment

	Three Months Ended September 30,
(Dollars in millions)	2016	2015	Change
Net sales	$190.2	$192.1	(1.0%)
Operating income	$11.9	$4.7	148.0%
Adjusted net sales	$190.4	$191.3	(0.5%)
Adjusted EBITDA	$23.0	$14.2	61.2%
Adjusted EBITDA margin	12.1%	7.4%	470	bps

Net sales of $190.2 million were down 1.0% compared to $192.1 million in the prior year period. Net sales declined primarily due to lower pricing in response to competitor actions as well as lower volume from commercial market weakness in North America, which particularly affected traditional vinyl tile products, and increased competition in vinyl sheet. Favorable mix provided a partial offset, mainly attributable to LVT, which experienced double digit growth.

Operating income was $11.9 million in the quarter as compared to $4.7 in the prior year quarter. Adjusted EBITDA was $23.0 million compared to $14.2 million in the prior year quarter as favorable input costs, productivity initiatives and lower SG&A more than offset the impact of lower net sales and LVT operation ramp-up costs.

Wood Flooring Segment

	Three Months Ended September 30,
(Dollars in millions)	2016	2015	Change
Net sales	$123.2	$130.5	(5.5%)
Operating income	$2.2	$6.9	(67.0%)
Adjusted net sales	$123.1	$130.3	(5.4%)
Adjusted EBITDA	$7.4	$10.1	(26.2%)
Adjusted EBITDA margin	6.0%	7.7%	(170	bps)

Net sales of $123.2 million were down 5.5% compared to $130.5 million in the prior year quarter primarily attributable to lower volume and unfavorable mix. Lower volume reflected a reduction in inventory levels at two major retail customers. Unfavorable mix reflected a higher proportion of sales from base grade engineered wood products versus premium wood products. Price was relatively stable reflecting efforts to hold price amid raw material inflation despite continued industry price pressure.

Operating income was $2.2 million as compared to $6.9 million in the prior year quarter. Adjusted EBITDA decreased to $7.4 million compared to $10.1 million in the prior year quarter due to lower net sales and higher input costs as rising lumber costs exceeded those in the prior year. These unfavorable impacts were partially offset by manufacturing productivity gains.

Liquidity

Through the third quarter, the Company generated $27.7 million of free cash flow. As of September 30, 2016, the Company had $32.2 million of cash on the balance sheet and held long-term debt of $10.0 million. As of September 30, 2016, the Company had $245.4 million of total liquidity, including $213.2 million of availability on its asset-based revolving credit facility.

Full Year 2016 Outlook

Jay Thompson, Chief Financial Officer, stated, “We are committed to driving bottom line improvement in our business by controlling costs and realizing the benefits of ongoing productivity initiatives. To that end, we are updating our full year 2016 adjusted EBITDA outlook to be in the range of $73 million to $78 million. We now expect adjusted net sales to be in the range of flat to up 1% compared to the prior year, mainly reflecting more challenging market conditions. We continue to expect to spend between $45 million to $50 million for capital expenditures, and are well positioned to generate positive free cash flow for the full year.”

Conference Call and Webcast

The Company will host a live webcast and conference call to review third quarter results on Friday, November 11, 2016 at 11:00 a.m. ET. The live webcast and accompanying slide presentation will be available on the Investors section of the Company’s website at www.armstrongflooring.com. To participate in the call, please dial 877-407-0789 (domestic) or 201-689-8562 (international). A replay of the conference call will be available for 90 days, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the passcode 13646972.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions that inspire spaces where people live, work, learn, heal and play. Headquartered in Lancaster, Pa., Armstrong Flooring is the #1 manufacturer of resilient and wood flooring products across North America. The Company safely and responsibly operates 17 manufacturing facilities in three countries and employs approximately 4,000 individuals, all working together to provide the highest levels of service, quality and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more at www.armstrongflooring.com.

Forward Looking Statements

Disclosures in this release and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact Information

Investors:

Douglas Bingham

VP, Treasury and Investor Relations

717-672-9300

IR@armstrongflooring.com

Media:

Alison van Harskamp

Director, Corporate Communications and Public Relations

717-672-7545

aficorporatecommunications@armstrongflooring.com

Armstrong Flooring, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in millions except per share data)

	Three Months Ended September 30,
	2016	2015
Net sales	$313.4	$322.6
Cost of goods sold	245.5	256.9

Gross profit	67.9	65.7
Selling, general and administrative expenses	53.8	54.1

Operating income	14.1	11.6
Interest expense	0.6	—
Other expense	0.3	2.2

Income from continuing operations before income taxes	13.2	9.4
Income tax expense	4.9	1.6

Income from continuing operations	8.3	7.8
Net gain from discontinued operations	—	1.1

Net income	$8.3	$8.9

Weighted average number of common shares outstanding - Basic	27.9	27.7

Basic earnings per share of common stock	$0.30	$0.32

Weighted average number of common shares outstanding - Diluted	28.3	27.7

Diluted earnings per share of common stock	$0.29	$0.32

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, and certain other gains and losses. Free cash flow is defined as net cash from operating activities less net cash from investing activities. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2016. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. In addition, the Company has applied pro forma adjustments to the non-GAAP results for periods prior to the Company’s separation from its former parent. For periods ending in 2015, the pro forma adjustments represent estimated incremental expenses that would have been incurred had the separation occurred on January 1, 2015 with equivalent outstanding borrowings as of April 1, 2015; for the first quarter of 2016, the pro forma adjustment removes expenses allocated to the Company by its former parent that are not indicative of expenses the Company will incur post-separation. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. The Company does not provide financial guidance for forecasted net income since certain items that impact net income are outside of our control and cannot be reasonably predicted. Therefore, the Company is unable to provide a reconciliation of its EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP.

(Dollars in millions except per share data)	Three Months Ended September 30,
	2016			2015
	Total	Resilient	Wood	Total	Resilient	Wood
Net Sales	$313.4	$190.2	$123.2	$322.6	$192.1	$130.5
Foreign exchange rate comparability	0.1	0.2	(0.1)	(1.0)	(0.8)	(0.2)

Adjusted Net Sales	$313.5	$190.4	$123.1	$321.6	$191.3	$130.3

Net Income	$8.3			$8.9
Net gain from discontinued operations	—			(1.1)
Interest Expense	0.6			—
Other (Income) & Expense	0.3			2.2
Taxes	4.9			1.6

Operating Income	14.1	11.9	2.2	11.6	4.7	6.9
Depreciation and amortization	11.9	8.3	3.6	9.6	6.7	2.9
Multilayered wood flooring duties and cost reduction expense	2.1	1.0	1.1	0.5	0.5	—
U.S. pension expense	2.2	1.8	0.4	3.9	3.2	0.7
Adjustment for corporate expense	—	—	—	(0.8)	(0.6)	(0.2)
Foreign exchange rate comparability	—	—	—	(0.5)	(0.3)	(0.2)

Adjusted EBITDA	$30.4	$23.0	$7.4	$24.3	$14.2	$10.1

	Three Months Ended September 30,
	2016		2015
	$ million	Per diluted share	$ million	Per diluted share
Net Income	$8.3	$0.29	$8.9	$0.32
Multilayered wood flooring duties and cost reduction expense	2.1		0.5
U.S. pension expense	2.2		3.9
Adjustment for corporate expense	—		(0.8)
Pro forma adjustment for interest expense	—		(0.6)
Other (Income) & Expense	0.3		2.2
Foreign exchange rate comparability	—		(0.5)
Tax impact of adjustments at US rate	(1.7)		(1.8)
Net gain from discontinued operations	—		(1.1)

Adjusted Net Income	$11.2	$0.39	$10.7	$0.39

Nine Months Ended September 30, 2016
Operating cash flow	$55.2
Investing cash flow	$(27.5)

Free cash flow	$27.7